EXHIBIT 99.1

Concur Technologies Announces Record Revenue in the First Quarter of Fiscal 2005

Annual Recurring Revenue Grows 114%; Company Raises Revenue Outlook for Fiscal 2005

REDMOND, Wash., January 26, 2005 – Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of business services that automate Corporate Expense Management, today reported financial results for its first quarter ended December 31, 2004.

Concur reported revenue for the first quarter of fiscal 2005 of $16.3 million, which was driven by 31% year-over-year growth in subscription revenue. Revenue for the quarter was 11% higher than the company expected, up 22% from the year-ago quarter and up 5% from the prior quarter. Fiscal 2005 first quarter net income was $0.5 million, or $0.01 per share, which was at the top end of the range expected by the company. This compares to net income of $0.6 million, or $0.02 per share in the year-ago quarter and net income of $0.6 million, or $0.02 per share in the prior quarter. Excluding the costs related to an acquisition that Concur evaluated and chose not to pursue and non-cash amortization of intangible assets, pro forma net income for the first fiscal quarter of 2005 was $1.1 million, or $0.03 per share.

“At the start of the fiscal year, we laid out a plan to grow revenue 25% year-over-year while growing earnings more than 100% year-over-year,” said Steve Singh, chairman and CEO of Concur Technologies. “Given the strength of our first quarter results, which were above our expectations in terms of total revenue, new customer growth and net income, we are increasing our outlook for total revenue and new customer growth for this fiscal year. Based on the strength of Annual Recurring Revenue signed in the previous four quarters, we now have visibility into greater than 70% of our total revenue target for fiscal 2005 and greater than 65% visibility into our total revenue target for fiscal 2006.”

Singh continued, “Consistent with the objectives we outlined at the start of the fiscal year, we expect to aggressively invest in the business to expand our distribution and further improve our competitive advantage by striving to operate with the lowest cost of delivery in the industry. In the first four months of the fiscal year, we expanded our sales force by 36%. We also expect to see tangible benefits of our progress toward operating with the lowest cost of delivery, through improved operating margin, by the end of the fiscal year.”

Financial Highlights

•	Annual Recurring Revenue generated during the first quarter of fiscal 2005 was $4.7 million, up 114% compared to the year-ago quarter and up 18% sequentially. Annual Recurring Revenue is the one-year value of new and incremental subscription contracts signed in the applicable period.

•	Subscription revenue was $12.1 million for the first quarter of fiscal 2005, up 31% compared to the year-ago quarter and up 10% sequentially.

•	Deferred revenue was $18.4 million for the first quarter of fiscal 2005, up 61% compared to the year-ago quarter and up 11% sequentially.

•	Cash flows from operations were $1.4 million for the first quarter of fiscal 2005, down 26% from the year-ago quarter and up 24% sequentially.

•	Operating margin was 2.6% for the first quarter of fiscal 2005, down 1.3 percentage points compared to the year-ago quarter and down 0.8 percentage points sequentially.

Recent Business Highlights

•	Concur signed contracts with new and existing customers, including BOC Group, Inc., Covenant Retirement Communities, LabOne, Penn State University, Schindler Elevator Corporation, Solvay Healthcare Ltd., and White Lodging Service.

•	Consistent with Concur’s initiative to meet growing market demand through increased investment in sales and marketing, the number of quota carrying sales representatives increased by 36% in the first four months of the fiscal year.

•	Concur became the first and only Corporate Expense Management provider to meet the rigorous ISO 17799 standard. This certification, in conjunction to the SAS 70 Type II certification of Concur’s hosting facilities, validates that Concur follows stringent, internationally-recognized best practices for securing customer data.

•	Concur delivered the latest service update to its Concur Expense Service Pro customer base, instantaneously delivering enhanced features and functionality to over 1,000 customers.

•	Concur announced the appointment of Jeff McCabe to its Board of Directors, replacing Norm Fogelsong, who stepped down from the Board of Directors after eight years of service.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

•	Concur expects Annual Recurring Revenue to be $20.0 million or greater for fiscal 2005.

•	Concur expects total revenue to be $16.5 million or greater for the second quarter of fiscal 2005, and $72 million or greater for fiscal 2005.

•	Concur expects earnings per share of ($0.02) or better for the second quarter of fiscal 2005.

•	Concur expects earnings per share of $0.13 or greater for fiscal 2005. Excluding the terminated acquisition costs recorded in the first quarter of fiscal 2005 and non-cash amortization of intangible assets expected to be recorded in fiscal 2005, pro forma earnings per share is expected to be $0.16 or greater for the fiscal year.

•	Concur expects total revenue to be in excess of $85 million and earnings per share of $0.30 or greater for fiscal 2006. Excluding the non-cash amortization of intangible assets expected to be recorded in fiscal 2006, pro forma earnings per share is expected to be $0.33 or greater for the fiscal year.

•	Earnings per share expectations for fiscal 2005 and 2006 do not include stock option expense to be recognized under the recently issued Statement of Financial Accounting Standard No. 123(R), Accounting for Share-Based Payments, which is expected to be effective for the company as of the fourth quarter of fiscal 2005.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of business services that automate Corporate Expense Management. Concur’s solutions are trusted by thousands of companies worldwide and feature the flagship Concur Expense Service. This comprehensive Web-based service manages travel and entertainment expenses and includes Concur Imaging Service to eliminate the hassle of managing paper receipts and Concur Analysis Service for turning raw expense data into valuable business intelligence. Together, these solutions provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

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All company or product names are trademarks and/or registered trademarks of their respective owner.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh and the statements in the Business Outlook section, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability of the hosting infrastructure for our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; the lengthy sales cycle for our products and services; and uncertain market acceptance of recently-introduced or future products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

Press Contact:

Robert Nachbar, Barokas Public Relations, 206-344-3140, robert@barokas.com

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31,
	2004	2003
Revenues:
Subscription	$12,061	$9,210
Consulting & Other	4,219	4,183

Total revenues	16,281	13,393

Expenses:
Cost of operations	6,690	5,428
Sales and marketing	4,162	3,237
Research and development	2,349	2,205
General and administrative	2,375	1,721
Amortization of intangible asset	285	285

Total expenses	15,861	12,876

Income from operations	420	517
Other income, net	89	81

Net income	$509	$598

Net income per share
Basic	$0.02	$0.02
Diluted	$0.01	$0.02

Weighted shares outstanding
Basic	33,126	32,232
Diluted	36,889	36,656

Pro Forma Results

Pro forma net income, which excludes terminated acquisition costs and amortization of intangible asset	$1,079	$883

Pro forma net income per share, which excludes terminated acquisition costs and amortization of intangible asset
Basic	$0.03	$0.03
Diluted	$0.03	$0.02

Shares used in calculation of basic and diluted pro forma net income per share
Basic	33,126	32,232
Diluted	36,889	36,656

The pro forma results for the periods presented above are for informational purposes only and are not prepared in accordance with accounting principles generally accepted in the United States. This pro forma information presents our operating results after excluding $285 thousand in costs related to the acquisition of another company that Concur evaluated and chose not to pursue, all recorded in the first quarter of fiscal 2005, and non-cash amortization expense of the intangible asset relating to our acquisition of Captura Software, Inc., which totaled $285 thousand in the three month periods presented, respectively.

CONCUR TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(Unaudited)

	Dec 31, 2004	Sep 30, 2004
ASSETS

Current assets
Cash and cash equivalents	$24,395	$23,735
Accounts receivable, net	10,027	10,277
Prepaid expenses	1,031	1,127
Other current assets	2,603	2,325

Total current assets	38,056	37,464
Property and equipment, net	6,061	5,003
Restricted cash	550	550
Intangible assets, net of amortization	2,945	3,230
Goodwill relating to acquisition	3,704	3,704
Other assets	3,860	2,948

Total assets	$55,176	$52,899

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,035	$5,909
Current portion of long-term obligations	29	252
Current portion of deferred revenues	12,408	11,576

Total current liabilities	17,472	17,737
Long-term deferred revenues, net of current	5,944	5,017

Total liabilities	23,416	22,754

Stockholders’ equity
Common stock and additional paid-in capital, $0.001 par value:
Authorized – 60,000; issued and outstanding – 33,265 and 32,981 at December 31, 2004 and September 30, 2004, respectively	240,765	239,811
Accumulated other comprehensive income	245	92
Accumulated deficit	(209,250)	(209,759)

Total stockholders’ equity	31,760	30,145

Total liabilities and stockholders’ equity	$55,176	$52,899

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended December 31,
	2004	2003
Operating activities

Net income	$509	$598
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible asset	285	285
Depreciation	586	406
Provision for allowance for accounts receivable	(35)	204
Changes in operating assets and liabilities:
Accounts receivable	306	1,292
Prepaid expenses, deposits, and other assets	(1,079)	50
Accounts payable	(518)	17
Accrued liabilities	(429)	(465)
Deferred revenues	1,750	(525)

Net cash provided by operating activities	1,375	1,862

Investing activities

Purchases of property and equipment	(1,638)	(803)

Net cash (used in) provided by investing activities	(1,638)	(803)

Financing activities

Proceeds from issuance of common stock from exercise of stock options	175	464
Proceeds from issuance of common stock from employee stock purchase plan	779	0
Payments on borrowings and capital leases	(205)	(342)

Net cash provided by financing activities	749	122
Effect of foreign currency exchange rates on cash and cash equivalents	174	107

Net increase in cash and cash equivalents	660	1,288

Cash and cash equivalents at beginning of period	23,735	21,607

Cash and cash equivalents at end of period	$24,395	$22,895